Exhibit 99.1

Company Contact:
Charles R. Daniel, III
Chief Financial Officer
(314) 621-0699
Final: For Release
Investor Contacts:
ICR, Inc.
Allison Malkin
(203) 682-8225

                             BAKERS FOOTWEAR GROUP REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS
                                                                           Fourth Quarter Diluted EPS Totals $0.36

ST. LOUIS, Mo. April 30, 2012 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 225 stores, today announced results for the thirteen and fifty two-weeks ended January 28, 2012.

For the fourth quarter, the thirteen weeks ended January 28, 2012:

●	Net sales were $53.6 million, a decrease of 8.0% from $58.2 million for the thirteen-week period ended January 29, 2011;
●	Comparable store sales decreased 7.1% following an increase of 2.6% in the prior-year period;
●
Gross profit was $16.2 million, or 30.2% of net sales, compared to $20.6 million, or 35.3% of net sales, in the fourth quarter last year. This decrease reflects increased promotional activity in the Company’s boot category to allow the Company to end the year positioned for the spring season;

●	Selling, general and administrative expenses were $15.2 million, or 28.4% of net sales, compared to $15.1 million, or 25.9% of net sales, in the prior-year period;
●	The net gain from the sale of the Wild Pair trademark to Steven Madden, Ltd in December 2011 was $3.8 million.
●
Operating income was $3.9 million including the net gain on the sale of the Wild Pair trademark, partially offset by $0.95 million in impairment expense related to non-cash charges associated with certain underperforming stores.  This compared to operating income of $5.5 million in the fourth quarter last year; and

●	Net income was $3.4 million or $0.36 per diluted share, compared to $5.2 million, or $0.54 per diluted share in the fourth quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “As we anticipated, our fourth quarter performance reflected a difficult dress boot season, which resulted in lower fourth quarter sales and margins. On a positive note, we achieved profitability in the quarter, and advanced our cost reduction goals while positioning our inventory to capitalize on the spring season.  In 2011, we made progress toward the priorities we set at the start of the year to position our Company for improved sales productivity and achieving long term profitability.  We achieved our fourth consecutive year of positive comparable store sales and increased the percentage of exclusive brands in our Bakers stores to provide further differentiation in our offerings.  We also generated strong growth in our multi-channel sales which grew by 31.2% in fiscal 2011.   As we begin fiscal 2012 we are focused on delivering $10 million in margin enhancements and cost cuts while providing our customers with compelling fashion.  We are pleased to see a positive response to our spring assortments and remain confident in our strategies and our ability to realize improved operating results in fiscal 2012.”

For the fiscal year, the fifty-two weeks ended January 29, 2011:

●	Net sales were $185.1 million, compared to $185.6 million for the fifty-two weeks ended January 29, 2011;
●	Comparable store sales increased 1.3%, compared to a 1.7% increase in fiscal 2010;
●	Gross profit was $46.3 million, or 25.0% of net sales, compared to $49.6 million, or 26.7% of net sales in fiscal 2010;
●	Selling, general and administrative expenses were $57.5 million, or 31.0% of net sales, compared to $55.6 million, or 30.0% of net sales, in fiscal 2010;
●	Impairment expense was $1.9 million, reflecting non-cash charges associated with certain underperforming stores, compared to $1.4 million in fiscal 2010;
●
Operating loss was $9.2 million and included a $3.8 million net gain on the sale of the Wild Pair trademark and a $1.9 million non-cash impairment charge associated with certain underperforming stores.  This compared to an operating loss of $7.5 million, which included a $1.4 million non-cash impairment charge in fiscal 2010; and

●	Net loss was $11.0 million or $1.18 per share, compared to a net loss of $9.3 million, or $1.14 per share in fiscal 2009.

For the first quarter of fiscal 2012 ending April 28, 2012, comparable store sales decreased 2.7% compared to an increase of 9.3% in the same period last year.

On April 26, 2012, the Company amended its subordinated convertible debentures to reschedule the principal payments from four annual payments commencing June 30, 2012 to four annual payments commencing February 15, 2013 and increased the interest rate to 13% per annum from 12% per annum. Based on the Company's business plan, including the anticipated impact of the margin improvement and cost reduction program, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout 2012. The Company's most recent Annual Report on Form 10-K, filed April 27, 2012, discusses the Company's business plan and discloses in detail the risks of the Company's current liquidity situation, including the risks associated with the Company’s ability to successfully implement the margin improvement and cost reduction program, and its ability to comply with its financial covenants.

Annual Meeting
Separately, the Company announced that its 2012 Annual Meeting of Stockholders will be held on June 7, 2012 at 11:00 a.m., at the Marriott Residence Inn, 525 South Jefferson Avenue, St. Louis, Missouri 63103.

Conference Call
The Company announced that it will conduct a conference call to discuss its fourth quarter and fiscal 2011 results today, Monday, April 30, 2012 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-705-6003, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=000096D0.  A replay of this call will be available until May 7, 2012 and can be accessed by dialing (877) 870-5176, and entering PIN number 393216. The webcast will remain available until May 29, 2012 at the same web address.

About Bakers Footwear Group, Inc.
Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 225 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to women between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended January 28, 2012	Thirteen Weeks Ended January 29, 2011	Fifty-two Weeks Ended January 28, 2012	Fifty-two Weeks Ended January 29, 2011
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$53,577	$58,233	$185,095	$185,626
Cost of merchandise sold, occupancy, and buying expenses	37,395	37,680	138,749	136,054
Gross profit	16,182	20,553	46,346	49,572

Operating expenses
Selling	10,932	11,365	41,037	40,365
General and administrative	4,273	3,728	16,474	15,252
(Gain) Loss on disposal of property and equipment	(3,839)	3	(3,809)	71
Impairment of long-lived assets	950	—	1,883	1,416
Operating income (loss)	3,866	5,457	(9,239)	(7,532)

Interest expense	(499)	(537)	(1,889)	(2,074)
Other income, net	8	10	171	127
Income (loss) before income taxes	3,375	4,930	(10,957)	(9,479)

Income tax benefit	―	(239)	―	(187)

Net income ( loss)	$3,375	$5,169	$(10,957)	$(9,292)

Basic earnings (loss) per common share	$0.36	$0.56	$(1.18)	$(1.14)
Diluted earnings (loss) per common share	$0.36	$0.54	$(1.18)	$(1.14)

Weighted average shares outstanding
Basic	9,296	9,229	9,287	8,174
Diluted	9,839	9,779	9,287	8,174
Cash Flow Data
Cash used in operating activities			$(2,264)	$(502)
Cash provided by (used in) investing activities			1,155	(995)
Cash provided by financing activities			1,111	1,489
Net increase (decrease) in cash			2	(8)

Supplemental Data
Comparable store sales increase (decrease)	(7.1%)	2.6%	1.3%	1.7%
Gross profit percentage	30.2%	35.3%	25.0%	26.7%
Unused borrowing capacity at end of period			$3,061	$1,556
Number of stores at end of period	227	232	227	232

Bakers Footwear Group, Inc. Balance Sheet Data	January 28, 2012	January 29, 2011
(in thousands)	Unaudited	Unaudited
Cash	$148	$146
Accounts receivable	1,151	1,485
Inventories	24,398	25,912
Other current assets	1,125	971
Current assets	26,822	28,514

Property and equipment, net	14,088	18,405
Other assets	801	1,087
	$41,711	$48,006

Accounts payable	$20,783	$16,010
Revolving credit facility	11,560	10,449
Other current liabilities	10,255	10,763
Current liabilities	42,598	37,222

Other noncurrent liabilities	7,542	8,648
Subordinated convertible debentures	4,000	4,000
Subordinated debenture	4,185	4,123

Shareholders’ deficit	(16,614)	(5,987)
	$41,711	$48,006